Exhibit 99.1

Court Rules Limelight Networks(TM) Does Not Infringe Akamai Patent

TEMPE, Ariz., April 26 /PRNewswire-FirstCall/ — Limelight Networks, Inc. (Nasdaq: LLNW) today announced that the United States District Court for the District of Massachusetts has granted Limelight’s motion for judgment as a matter of law, setting aside a prior jury verdict and ruling that Limelight does not infringe U.S. Patent No. 6,108,703 in Akamai Technologies, Inc., et al. v. Limelight Networks, Inc. (Civil Action No. 06-11109-RWZ).

“We are pleased the Court granted our motion for reconsideration in this matter and ruled in our favor. We have long maintained that we do not infringe the ‘703 patent,” stated Jeff Lunsford, chairman and chief executive officer, Limelight Networks, Inc. “This ruling affirms that Limelight Networks respects the intellectual property of others, and that our growth and success have been achieved through our own innovation, hard work, and customer-focused operations. We look forward to continued collaboration with our customers and partners as we work to enable a global shift in content consumption from closed to open networks, where consumers can enjoy their desired content whenever, wherever and on whatever connected device they choose.”

The Company expects this ruling to allow it to reverse expenses of approximately $66 million accrued for potential damages and interest.

The Court’s Memorandum and Order, issued on April 24, 2009, cites the standard set forth in the recently decided MuniAuction, Inc. v. Thomson Corp., 532 F.3d 1318 (Fed. Cir. 2008), cert. denied, 2009 WL 578715 (U.S. March 9, 2009) as a key element in deciding to grant Limelight Networks’ motion.

Safe-Harbor Statement

This press release contains forward-looking statements concerning Limelight’s operations, financial accruals for the Akamai litigation, and use of intellectual property. Forward-looking statements are not guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially including the inherent risks associated with litigation, particularly intellectual property-based litigation. Among other factors, the court’s decision in Limelight’s favor is subject to appeal and could be modified or reversed on appeal. In addition to incurring ongoing legal expenses in further proceedings, if the court’s decision were modified or reversed on appeal, there is the possibility that the Company could ultimately face an adverse judgment that could have a material adverse effect on our operations and financial results. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason.

About Limelight Networks, Inc.

Limelight Networks, Inc. (Nasdaq: LLNW) is a content delivery partner enabling the next wave of Internet business and entertainment. The world’s most innovative Internet, entertainment, software, and technology brands trust our robust, scalable platform to deliver a brilliant online experience to their global audiences. Our innovative, network-based delivery approach enables web content to maintain consistently high levels of performance and availability, by routing traffic over our private fiber-optic backbone rather than through the often-congested, unpredictable public Internet.

For more information, visit our corporate website (http://www.limelightnetworks.com), read our blog (http://blog.llnw.com), or follow @llnw on Twitter.

Copyright (C) 2009 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.

Contact:

Paul Alfieri of Limelight Networks, Inc.

+1-917-297-4241

palfieri@llnw.com